Exhibit 10.1
ASSET PURCHASE AGREEMENT
dated as of September 15, 2009
by and among
BioClinica, Inc.
BioClinica Acquisition, Inc.
and
Tourtellotte Solutions, Inc.

i

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Page
9.10 Captions	65

9.11 Severability	66

9.12 Specific Performance	66

9.13 Interpretation	66

EXHIBITS

Exhibit A Bill of Sale

Exhibit B Assignment and Assumption Agreement

Exhibit C [Intentionally Omitted]

Exhibit D [Intentionally Omitted]

Exhibit E [Intentionally Omitted]

Exhibit F Confidentiality, Assignment of Invention, Non-Competition and Non-Solicitation Agreement (Edward Tourtellotte)

Exhibit G Confidentiality, Assignment of Invention, Non-Competition and Non-Solicitation Agreement (Transferred Employees)

Exhibit H Opinion of Foley Hoag LLP

Exhibit I Form of Escrow Agreement

SCHEDULES

Schedule 1.1 Definition of Trident Product

Schedule 2.1(e) Assigned Contracts

Schedule 2.1(f) Accounts Receivable

Schedule 2.2(d) Excluded Assets

Schedule 2.3 (a) Assumed Liabilities

Schedule 2.5(a) Purchase Price Wires

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of September 15, 2009 (the “Agreement”), by and among BioClinica, Inc., a Delaware corporation (“Parent”), BioClinica Acquisition, Inc., a Delaware corporation (the “Buyer”), and Tourtellotte Solutions, Inc., a Massachusetts corporation (“Seller”).
     WHEREAS, Seller is engaged in the business of developing, marketing, selling and distributing software to and providing services for the pharmaceutical, biotechnology and medical device industries (as currently conducted or currently in development by Seller, the “Business”); and
     WHEREAS, Buyer is a wholly-owned subsidiary of Parent; and
     WHEREAS, the parties desire that Seller sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase and acquire from Seller, all of the right, title and interest of Seller in and to the Purchased Assets (as hereinafter defined), and that Buyer assume the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.
“Accounts Receivable” means (a) any trade accounts receivable and other rights to payment from customers of the Business (whether billed or unbilled, or accrued and not yet invoiced) and (b) any other account or note receivable Related to the Business, together with, in each case, the full benefit of any security interest of Seller therein.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement and the other agreements, instruments and documents delivered at the Closing.
“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)) and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, employer-provided life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.
“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case Related to the Business, including books and records relating to Seller Intellectual Property and the employee and personnel records of the Transferred Employees.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.
“Business Employee” means any individual employed by Seller in or in connection with the Business.
“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.
“Change of Control” means, with respect to any entity (i) acquisition of beneficial ownership of either (a) 50% or more of the outstanding shares of common stock of the company, or (b) 50% or more of the total voting power of the then-outstanding voting securities entitled to vote generally on the election of directors, (ii) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the company, or the acquisition of the assets or stock of another entity, unless following such business combination the beneficial owners of the outstanding shares of common stock of the company and the outstanding company voting securities own, directly or indirectly, 50% of the outstanding common stock and combined voting power of the surviving entity (including a surviving entity that owns the company or all or substantially all of the company’s assets directly or through a subsidiary) in substantially the same proportions as their ownership prior to the business combination, or (iii) approval by the stockholders of a complete liquidation or dissolution of the company.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
“Code” means the Internal Revenue Code of 1986.
“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.
“Debt Securities” means (a) securities evidencing Indebtedness, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding the securities described in clause (a).
“Equipment” means machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property, in each case Related to the Business.
“Equity Securities” means (a) shares of Capital Stock and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of such issuer’s Capital Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, Seller, as defined in Section 414(b), (c), (m) or (o) of the Code.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.
“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories Related to the Business, including all such items (a) located on the Real Property, (b) in transit from suppliers of the Business, (c) held for delivery by suppliers of the Business, or (d) held on consignment by third parties.
“Knowledge” of any party or any similar phrase means, with respect to any fact or matter, the actual knowledge of the director and executive officers of such party, together with such knowledge that any such individual could reasonably be expected to discover after due investigation concerning the existence of the fact or matter in question.
“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
“Parent Common Stock” means the unregistered common stock of Parent, $0.00025 par value per share, or such other consideration or securities as may be exchanged for Parent Common Stock upon a Change of Control of the Parent.
“Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable, or which are being disputed in good faith, in each case with respect to which Seller maintains adequate reserves, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of the Business with respect to which payment is not due and that do not impair the conduct of the Business or the present or proposed use of the affected property and (c) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.
“Pre-Closing Environmental Liabilities” means Liabilities arising out of (a) the ownership or operation of the Business at any time on or prior to the Closing or (b) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by Seller Related to the Business at any time on or prior to the Closing, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.
“Related to the Business” means used, held for use or acquired or developed for use in the Business or otherwise arising out of the operation or conduct of the Business.
“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.
“Transaction Expenses” means all expenses incurred by the Seller in connection with this Agreement, for itself or on behalf of Seller stockholders, and the consummation of the transactions contemplated hereby, including, but not limited to, any and all legal, accounting, financial, advisory and consulting fees and expenses incurred as of Closing Date, whether or not paid as of Closing Date, and whether or not reflected in the Financial Statements, but excluding expenses that would have to be incurred by the Seller even in the absence of the transactions contemplated by this Agreement that are otherwise already included in the Assumed Liabilities.
“Trident Product” has the meaning set forth in Schedule 1.1 attached hereto.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“$” means United States dollars.
ARTICLE II
PURCHASE AND SALE
          2.1 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of Liens except for Permitted Liens, the entire right, title and interest of Seller in, to and under all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, that are Related to the Business other than the Excluded Assets (the “Purchased Assets”). The Purchased Assets shall include, but are not limited to, the following assets, properties and rights:

          (a) all Real Property, together with all buildings, fixtures, structures, signage and improvements erected or located on the Real Property;
          (b) all Inventory;
          (c) all Equipment;
          (d) all Seller Intellectual Property;
          (e) all Contracts Related to the Business other than Excluded Contracts, including In-Bound Licenses, Out-Bound Licenses and Work Product Agreements (as such terms are defined in Section 4.14), including, but not limited to, those that are set forth on Schedule 2.1(e) (the “Assigned Contracts”);
          (f) all Accounts Receivable, including, but not limited to, those that are set forth on Schedule 2.1(f);
          (g) all Business Authorizations (to the extent transferable);
          (h) all Books and Records;
          (i) all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the other Purchased Assets or the Assumed Liabilities;
          (j) subject to Section 8.9, all insurance benefits, including rights and proceeds, arising from or relating to the other Purchased Assets or the Assumed Liabilities (to the extent recoverable after the Closing, but with no obligation on the part of Seller to maintain or renew any Policies);
          (k) all prepaid expenses Related to the Business;
          (l) all security deposits, earnest deposits and all other forms of deposit or security placed with or by Seller for the performance of an Assigned Contract; and
          (m) all goodwill of the Business as going concern.
     2.2 Excluded Assets. The Purchased Assets do not include, and Seller is not selling, assigning, transferring, conveying or delivering, and neither Buyer nor any Subsidiary of Buyer is purchasing, acquiring or accepting from Seller, any of the assets, properties or rights set forth in this Section 2.2 (collectively, the “Excluded Assets”):
          (a) all Contracts that are not Assigned Contracts (the “Excluded Contracts”);

          (b) the corporate seals, Charter Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
          (c) all Policies and, subject to Section 2.1(j) hereof, all rights and benefits thereunder;
          (d) the assets, properties and rights specifically set forth on Schedule 2.2(d);
          (e) all cash, cash equivalents and bank accounts of Seller;
          (f) the shares of Capital Stock of Seller; and
          (g) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Agreements.
     2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume effective as of the Closing, and from and after the Closing Buyer shall pay, discharge or perform when due, as appropriate, only the following Liabilities of Seller (the “Assumed Liabilities”), and no other Liabilities:
          (a) all accounts payable to trade creditors of the Business that are unpaid and not delinquent at the Closing Date and that either (i) are reflected on the Balance Sheet or (ii) arose in the ordinary course of the Business between the Balance Sheet Date and the Closing Date and are set forth on Schedule 2.3(a);
          (b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder arise after the Closing Date and do not arise from any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;
          (c) all Liabilities and obligations arising as a result of the operation of the Business, or as a result of the as a result of the ownership, operation or use of the Purchased Assets, after the Closing;
     2.4 Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume any Liabilities of Seller (such unassumed Liabilities, the “Excluded Liabilities”) other than those specifically set forth in Section 2.3. Without limiting the generality of the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and Seller shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of Seller:
          (a) all Liabilities for (i) Taxes relating to the Business or the ownership, operation or use of the Purchased Assets for any Pre-Closing Tax Period and (ii) Taxes of Seller or any Affiliate of Seller;

          (b) all Liabilities in respect of the Excluded Contracts and other Excluded Assets;
          (c) all product Liability, warranty and similar claims for damages or injury to person or property, claims of infringement of Intellectual Property Rights and all other Liabilities, regardless of when made or asserted, which arise out of any events occurring or actions taken or omitted to be taken by Seller, or otherwise arising out of or incurred in connection with the conduct of the Business, on or before the Closing Date;
          (d) all Pre-Closing Environmental Liabilities;
          (e) all Indebtedness of the Business incurred prior to the Closing;
          (f) all Liabilities under Seller Benefit Plans;
          (g) all Transaction Expenses of Seller; and
          (h) all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes and fees and expenses of Seller’s counsel, accountants and other experts.
     2.5 Purchase Price. The consideration to be paid by Buyer to Seller for the Purchased Assets and Assumed Liabilities shall be as follows:
          (a) Initial Payment. At the Closing, Buyer shall (i) pay Seller the sum of Two Million One Hundred Forty-Four Thousand One Hundred Seventy Dollars ($2,144,170) (the “Initial Cash Consideration”), in cash via wire transfer to an account or accounts designated in writing by Seller and as set forth in Schedule 2.5(a) attached hereto, subject to further adjustment after the Closing as set forth in Section 2.6, and subject to the Escrow Agreement set forth in Section 3.3(a)(ii), and (ii) assume the Assumed Liabilities.
          (b) Earnout.
               (i) If, on or after the Closing Date and prior to December 31, 2012, (A) the completed Trident Product shall have been developed (either by Buyer or by Seller (alone or jointly with Buyer) and delivered to Buyer), which shall be fully integrated with Seller’s clinical supply chain simulator (“tcVisualize”), and, to the extent commercially practicable in light of specifications and functionality of Parent’s programs and architectural framework, integrated with Parent’s BioClinica Express EDC and such other BioClinica technologies as the parties may mutually agree, (B) the completed Trident Product is purchased (or services on the Trident platform are contracted for) and accepted by a pharmaceutical/biotech customer, such purchase (contract) and acceptance to be evidenced by an executed agreement between such pharmaceutical/biotech customer and Buyer (the “Trident Product Purchase”), and (C) so long as, as of the time of the achievement of events described in the foregoing clauses (A) and (B), no claim has been made or, to the Seller’s knowledge threatened, by any third party that the

Trident Product and/or tcVisualize infringes on the intellectual property of such third party, then Buyer shall, within five (5) days of the date of the completion of both clause (A) and (B) above and continued compliance with (C) above, pay Seller (1) a sum of One Million Two Hundred Fifty-Seven Thousand Eight Hundred Eighty-Six Dollars ($1,257,886), in cash via wire transfer to an account or accounts designated in writing by Seller, and (2) 350,000 shares of Parent Common Stock (together (1) and (2), the “First Earnout”).
               (ii) If gross revenues recognized from the sale of the Trident Product, tcVisualize, Seller’s site supply optimizer (“tcOptimizer”), Seller’s completed Enterprise Demand Aggregator product (the “Aggregator,” and collectively with Trident, tcVisualize and tcOptimizer, the “Seller Products”) equal or exceed $3,500,000 in the aggregate over any period of four (4) consecutive financial quarters ending no later than December 31, 2012, which gross revenues recognized during such period include at least $2,000,000 related to the Trident Product (and so long as the First Earnout has been earned), then Buyer shall pay Seller a sum of $2,000,000 in cash via wire transfer to an account or accounts designated in writing by Seller (the “Second Earnout” and together with the First Earnout, the “Earnout”). For the purposes of this Agreement, “gross revenues recognized” means revenues recognized from the sale of Seller Products, net of any discounts, returns, allowances and the like, calculated in accordance with GAAP (in each case consistent with Seller’s past practice).
          (c) Earnout Statement; Payment. Buyer shall, no less often than 45 days following the end of each financial quarter or at such other times reasonably requested by Seller, prepare and deliver to Seller a statement (the “Earnout Statement”) setting forth in reasonable detail Buyer’s determination of the applicable Earnout(s) (to the extent not already achieved and paid). Subject to any delay incurred to the extent necessary for the resolution of disputes pursuant to section 2.5(e), any Earnout payable with respect to 2009 gross revenues recognized shall be paid not later than thirty (30) days after final resolution in accordance with Section 2.5(e) below.
          (d) Seller’s Audit. During the 30-calendar day period following receipt of an Earnout Statement, Seller or its designated agents (which may include a third party auditor retained by Seller), shall have the right at any time during normal business hours and with prior notice to Buyer to inspect that portion of Buyer’s books and records applicable to the calculation of the Earnout for purposes of verifying the accuracy of the Earnout determination (the “Seller’s Audit”). Any and all expenses relating to Seller’s Audit shall be borne solely and exclusively by Seller.
          (e) Accounting Disputes. If Seller delivers to Buyer, within thirty (30) calendar days following receipt of the Earnout Statement, written notice disagreeing with the calculation of gross revenues realized for purposes of the Earnout Statement (with any failure of Seller to deliver such written notice within the foregoing 30-calendar day period being deemed to be conclusive acceptance of such calculations), Buyer and Seller shall attempt to resolve such dispute and if they have not done so within thirty (30) calendar days after Seller provides notice of such dispute then the parties agree that they shall jointly refer such dispute to a nationally recognized accounting firm or such other accounting firm mutually agreed by Buyer and Seller (the “Accountant”). Such written notice of disagreement shall set forth in reasonable detail the basis of Seller’s disagreement with the calculations in the Earnout Statement and Seller’s own calculation of revenues for purposes of the Earnout Statement. The Accountant shall, acting as a certified public accountant and not as an arbitrator, issue a report setting forth its determination of the disputed item(s) of the Earnout Statement, within sixty (60) calendar days after such dispute is referred to it, and such determination shall be final and binding upon the parties. Buyer and Seller shall provide the Accountant with all financial information concerning the Seller Products and the relevant contracts that is reasonably requested by the Accountant for purposes of making the determination required by this Section 2.5(e). This provision for dispute resolution shall, notwithstanding any other provision set forth in this Agreement, be specifically enforceable by the parties. Any and all expenses relating to the engagement of, and the calculation of the Earnout Statement by, the Accountants shall be borne equally by Buyer and Seller (i.e., fifty percent (50%) by Buyer and fifty percent (50%) by Seller). The portion of such expenses payable by Seller may be deducted from any Earnout due to Seller. In the event of a dispute pursuant to this section 2.5(e), the Earnout shall be paid within five (5) business days after the earlier of (i) the joint written agreement of Buyer and Seller as to the proper calculation of revenues for purposes of any Earnout, or (ii) the issuance of the Accountant’s report pursuant to this Section 2.5(e).
          (f) Purchase Price. The Initial Cash Consideration together with the Earnout (if any) shall be called the “Purchase Price.”
          (g) Other Agreements.
               (i) From and after the Closing and ending on the close of business on December 31, 2012, unless otherwise agreed in writing by the Seller, Buyer and Parent agree to devote such resources and efforts to the Business as Seller, Buyer and Parent may mutually agree in good faith are sufficient for the operation and growth of the Business and achievement of the Earnout.
               (ii) Notwithstanding anything to the contrary in this Section 2.5(g), in the event Buyer sells the Trident Product to a third party on or prior to December 31, 2012, then the maximum Earnout consideration shall become payable to the Seller within five (5) business days upon consummation of such sale. In the event Buyer sells either of the tcVisualize, tcOptimizer and Aggregator products to a third party on or prior to December 31, 2012 then (A) with respect to Section 2.5 (b)(i)(A) above and only upon the sale of the tcVisualize product to a third party, no integration with tcVisualize shall be required to achieve the First Earnout, and (B) with respect to Section 2.5(b)(ii), only gross revenues recognized of $2,000,000 related to the Trident Product shall be required to achieve the Second Earnout (as long as the First Earnout has been earned).

     2.6 Purchase Price Adjustment.
          (a) For purposes of this Section 2.6, the following terms shall have the meanings assigned to them in this Section 2.6(a):
               (i) “Accounting Principles” means GAAP applied on a basis consistent with its application in the preparation of the Balance Sheet.
               (ii) “Base Amount” means Eight Hundred Ninety-Four Thousand One Hundred Seventy Dollars ($894,170).
               (iii) “Closing Assets” means all assets, excluding cash, net of applicable reserves, of the Business, excluding intangible assets (such intangible assets to include, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises) as of the Closing Date that are Purchased Assets, calculated in accordance with the Accounting Principles.
               (iv) “Closing Liabilities” means all Liabilities of the Business as of the Closing Date that are Assumed Liabilities, calculated by Seller in accordance with the Accounting Principles, including any deferred revenue (calculated in a manner consistent with Seller’s past practice).
               (v) “Closing Net Working Capital” means Closing Assets minus Closing Liabilities.
               (vi) “Estimated Closing Net Working Capital” means Seller’s good faith estimate of Closing Net Working Capital as set forth in the Estimated Closing Net Working Capital Statement.
               (vii) “Estimated Closing Net Working Capital Statement” means a statement of Seller’s good faith estimate of Closing Net Working Capital that is prepared by Seller in accordance with the Accounting Principles.
               (viii) “Final Closing Net Working Capital” means the Closing Net Working Capital (A) as shown in the Final Closing Net Working Capital Statement delivered by Buyer to Seller pursuant to Section 2.6(c), if no Notice of Objection with respect thereto is timely delivered by Buyer to Seller pursuant to Section 2.6(c); or (B) if a Notice of Objection is so delivered, (1) as agreed by Buyer and Seller pursuant to Section 2.5(g)(d) or (2) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.5(g)(d).
               (ix) “Final Closing Net Working Capital Statement” means an unaudited statement of Closing Net Working Capital that is prepared by Buyer in accordance with the Accounting Principles, which will include a certification of Buyer’s calculation of the Closing Net Working Capital setting forth in reasonable detail Buyer’s basis therefor, as well as a certification of Buyer’s calculation of those amounts set forth in Section 2.6(e) below, if any.

          (b) Seller will prepare, or cause to be prepared, and deliver to Buyer no later than three (3) days prior to the Closing Date the Estimated Closing Net Working Capital Statement.
          (c) Within sixty (60) days following the Closing, Buyer shall prepare and deliver to the Seller the Final Closing Net Working Capital Statement. Seller shall have until the expiration of 30 days following its receipt from Buyer of the Final Closing Net Working Capital Statement to review such statement (the “Review Period”). If Seller disagrees with Buyer’s computation of Final Closing Net Working Capital, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “Notice of Objection”), which sets forth its objections to Seller’s calculation of Closing Net Working Capital. Any Notice of Objection shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller’s calculation of Closing Net Working Capital based on such objections. To the extent not set forth in the Notice of Objection, Seller shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Net Working Capital Statement.
          (d) Unless Seller delivers the Notice of Objection to Buyer within the Review Period, Seller shall be deemed to have accepted Buyer’s calculation of Closing Net Working Capital and the Closing Net Working Capital Statement shall be final, conclusive and binding. If Seller delivers the Notice of Objection to Buyer within the Review Period, Buyer and Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Net Working Capital. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 2.6 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Net Working Capital set forth in the Closing Net Working Capital Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to Buyer and Seller, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Net Working Capital; provided that in no event shall Closing Net Working Capital as determined by the Independent Expert be less than Buyer’s calculation of Closing Net Working Capital set forth in the Closing Net Working Capital Statement nor more than Seller’s calculation of Closing Net Working Capital set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.
          (e) Within three Business Days after Final Closing Net Working Capital has been finally determined pursuant to this Section 2.6,
               (i) if Final Closing Net Working Capital is less than the Base Amount, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner provided in Section 2.6(f), an amount of cash equal to the difference between the Base Amount and Final Closing Net Working Capital (the “Deficit Amount”); or
               (ii) if Final Closing Net Working Capital exceeds the Base Amount, Buyer shall pay to Seller, as an adjustment to the Purchase Price, in the manner provided in Section 2.6(f), an amount of cash equal to the difference between Final Closing Net Working Capital and the Base Amount (the “Excess Amount”).
          (f) Any payment required to be made pursuant to Section 2.6(e) shall be made by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to an account designated in writing by Buyer, if there is a Deficit Amount, or Seller, if there is an Excess Amount, at least one Business Day prior to such transfer.
          (g) Any rights accruing to a party under this Section 2.6 shall be in addition to and independent of the rights to indemnification under Article VIII and any payments made to any party under this Section 2.6 shall not be subject to the terms of Article VIII.
          (h) To the extent that Buyer shall not have received payment with respect to the past due Accounts Receivable balance disclosed on Schedule 4.7, the parties agree that Buyer shall reflect such amount in the Final Net Working Capital Statement as a write down of the Account Receivable as of the Closing, provided, however, that in the event of receipt by Buyer of payment with respect to such written down Accounts Receivable, Buyer shall promptly remit the amount of such payment to Seller.
     2.7 Allocation. As soon as reasonably practicable following the Closing, Buyer shall deliver to Seller an allocation statement setting forth Buyer’s allocation of the Purchase Price for Tax purposes pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to the following sentence, the “Allocation Statement”). In the event that the Purchase Price is adjusted pursuant to Section 2.6, Buyer shall deliver to Seller a revised Allocation Statement as soon as reasonably practicable following the determination of Final Closing Net Working Capital. Except as otherwise required by Law, Buyer and Seller shall file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith. Buyer and Seller shall cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms timely and in the manner required by applicable Law. Buyer and Seller agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes. Buyer agrees that the allocation of the Purchase Price, in excess of the book value of the Closing Assets, shall be allocated to Class VI assets and Class VII assets as defined in IRC Reg 1.338-6(b).
     2.8 Consents.
          (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Buyer under such Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by Seller to, or any assumption by Buyer of, any interest in, or Liability under, any Purchased Asset requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained. Subject to Section 2.8(b), to the extent any Assigned Contract may not be assigned to Buyer by reason of the absence of any such Consent (a “Restricted Contract”), except as set forth in this Section 2.8, Buyer shall not be required to assume any Assumed Liabilities arising under such Restricted Contract.
          (b) To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained on or before the Closing Date, Buyer may elect to proceed with the Closing, in which case, Seller shall continue to use reasonable best efforts to obtain any such Consent after the Closing Date until such time as it shall have been obtained (or refusal to give such Consent shall have been made by the other party to such Restricted Contract). Seller shall cooperate with Buyer in any economically feasible arrangement proposed by Buyer to provide that Buyer shall receive the interest of Seller in the benefits under such Restricted Contract or other Purchased Asset. Seller shall pay and discharge, and shall indemnify and hold harmless, Buyer and its Affiliates from and against any and all out-of-pocket costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract or Purchased Asset to Buyer, and Buyer shall assume the Assumed Liabilities under any such Restricted Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement. Notwithstanding the foregoing and subject to those claim procedures set forth in Article VIII herein, in the event Buyer elects to proceed with the Closing without such Consent, then (i) any liability associated with the provision of services in connection with such Restricted Contract shall be deemed an Assumed Liability of Buyer, except for such liabilities resulting of Edward Tourtellotte’s gross negligence, bad faith or willful misconduct in the provision of services under the

Restricted Contracts after the Closing and prior to assignment of any such Contract to Buyer, any (ii) any liability for a default under such Restricted Contact resulting from proceeding with the Closing in the absence of such Consent shall be an Assumed Liability of Buyer.
          (c) Nothing contained in this Section 2.8 or elsewhere in this Agreement shall be deemed to constitute an agreement to exclude from the Purchased Assets any Assigned Contracts or other Purchased Asset as to which a Consent may be necessary. Notwithstanding the foregoing, in the event a Consent is not given by the party to a Restricted Contract, Buyer and Parent hereby waive any default of Seller that may occur under this Agreement as it relates to such Consent or assignment of such Restricted Contract, and agree that no claim for adjustment of the Purchase Price shall result from such lack of Consent.
ARTICLE III
CLOSING
     3.1 Closing Date. The closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey 08540, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     3.2 Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:
          (a) a Bill of Sale in the form of Exhibit A hereto duly executed by Seller;
          (b) an Assignment and Assumption Agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) duly executed by Seller;
          (c) [intentionally omitted];
          (d) [intentionally omitted];
          (e) [intentionally omitted];
          (f) [intentionally omitted];
          (g) such other good and sufficient instruments of transfer as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

          (h) the Power of Attorney contemplated by Section 4.22(e) duly executed by Seller and the Power of Attorney contemplated by Sections 6.8(c) duly executed by Seller;
          (i) the Seller Closing Certificate;
          (j) a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations duly executed by Seller;
          (k) a Confidentiality, Assignment of Invention, Non-Competition and Non-Solicitation Agreement by and between Edward Tourtellotte and Buyer, for the benefit of Parent, in the form of Exhibit F hereto;
          (l) [intentionally omitted]
          (m) Confidentiality, Assignment of Invention, Non-Competition and Non-Solicitation Agreements by and between certain Transferred Employees and Buyer, in the form of Exhibit G hereto; and
          (n) the written opinion of Foley Hoag LLP, dated as of the Closing Date, in the form of Exhibit H hereto.
     3.3 Deliveries by Buyer at the Closing. At the Closing Date, Buyer shall deliver to Seller the following:
          (a) Buyer shall pay the Initial Cash Consideration at the Closing as follows:
               (i) an amount equal to the Initial Cash Consideration, less $300,000, by wire transfer to an account of Seller designated in writing by Seller to Buyer no later than three Business Days prior to the Closing Date or to such other accounts of Seller as may be directed by Seller in accordance with Section 2.5(b), and
               (ii) an amount equal to $300,000 shall be deposited with the Escrow Agent to be held by such Escrow Agent for a period equal to 12 months from the Closing Date (the “Escrow Fund”) pursuant to the terms of an escrow agreement, a form of which is attached hereto as Exhibit I (the “Escrow Agreement”), to secure any purchase price adjustments and any indemnification obligations of Seller set forth in this Agreement;
          (b) the Assignment and Assumption Agreement duly executed by Buyer pursuant to Section 2.1;
          (c) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer pursuant to Section 2.1;
          (d) the Buyer Closing Certificate;

          (e) such other good and sufficient instruments of transfer as Seller reasonably deems necessary and appropriate to vest in Buyer all Liabilities arising after the Closing with respect to the Purchased Assets and the Assumed Contracts;
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer and Parent as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule. The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV. Each exception to a representation and warranty set forth in the Seller Disclosure Schedule shall qualify the representation and warranty which is referenced in the applicable paragraph of the Seller Disclosure Schedule, and each other representation or warranty to the extent reasonably apparent from the context of the disclosure. All representations and warranties shall be deemed made as of the date of this Agreement.
     4.1 Organization and Good Standing. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for such failures to be so qualified and in good standing that, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business or Seller. Seller is not in default under its Charter Documents.
     4.2 Authority and Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. Seller has duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, or (ii) general equitable principles or the availability of injunctive relief and other equitable remedies.
     4.3 No Conflicts; Consents.
          (a) The execution and delivery of this Agreement by Seller does not, and the execution and delivery of each Ancillary Agreement to which Seller is, or is specified to be, a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of Seller, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which Seller is a party, (B) of which Seller is a beneficiary or (C) by which Seller or any of its respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Seller, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Seller. Section 4.3(a) of the Seller Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which Seller is a party (collectively, “Consents”), in the case of Contracts that are Assigned Contracts in order to sell, assign, transfer, convey and deliver to, Buyer all rights and benefits of Seller thereunder without any impairment or alteration whatsoever.
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person, is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
     4.4 Financial Statements.
          (a) The Seller Disclosure Schedule contains true and complete copies of the following financial statements of the Business (collectively, the “Financial Statements”):
               (i) The Seller’s compiled balance sheet as of year end for each of the three (3) years through December 31, 2008 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years then ended. (the “Compiled Financial Statements”); and
               (ii) The Seller’s unaudited balance sheet as of August 31, 2009 and the related statements of income and retained earnings, stockholder’s equity and cash flow for the eight month period then ended (the “Interim Financial Statements”).
          (b) The Financial Statements are true, complete and correct and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Compiled Financial Statements). The Financial Statements are based on the books and records of Seller, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of August 31, 2009 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Seller maintains with respect to the Business a standard system of accounting established and administered in accordance with GAAP.
     4.5 No Undisclosed Liabilities. The Business has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, including, but not limited to, any deferred revenue (recognized consistent with Seller’s past practice) and/or services to be performed by Seller related to existing agreements, (b) those which have been incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
     4.6 Inventory. Each item of Inventory is (a) free of any material defect or other deficiency, (b) of a quality, quantity and condition useable and, as to finished goods, saleable in the ordinary course of the Business and (c) properly stated on the Balance Sheet (to the extent existing on the date thereof) and on the books and records of the Business at the lesser of cost or fair market value. None of such Inventory is obsolete and no write-down of such Inventory has been made or should have been made in the period since the Balance Sheet Date. The quantities of each item of Inventory are not excessive and are reasonable in the present circumstances of the Business. All of such Inventory is located at the facilities of Seller and no Inventory is held on a consignment basis.
     4.7 Accounts Receivable. The Accounts Receivable of the Business as set forth on the Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible within 90 days after billing at the full recorded amount thereof less the recorded allowance for collection losses on the Balance Sheet or, in the case of Accounts Receivable arising since the Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Business. The allowance for collection losses on the Balance Sheet and, with respect to Accounts Receivable arising since the Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Business, have been determined in accordance with GAAP consistent with past practice. To the Seller’s Knowledge, the Accounts Receivable existing as of the Closing Date will be collectible within 90 days after billing at the full recorded amount thereof net of the reserves shown on the accounting records of the Business as of the Closing Date (which reserves shall be adequate and shall not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserves reflected in the Balance Sheet represented of the Accounts Receivable reflected therein).

     4.8 Taxes.
          (a) As used in this Agreement, the following words and terms have the following definitions:
               (i) “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
               (ii) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
               (iii) “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.
          (b) The Seller has duly and timely filed all Tax Returns required to have been filed by or with respect to the Seller on or before the Closing Date, taking any timely-filed extensions into account. Each such Tax Return correctly and completely reflects in all material respects all liability for Taxes and all other information required to be reported thereon. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been timely paid, and there are no unpaid Taxes, except as reflected on the Balance Sheet or Taxes incurred in the ordinary course of business since the Balance Sheet Date.
          (c) As of the Closing Date, the Seller has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all Tax-related information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
          (d) The statute of limitations for the assessment of federal income Taxes has expired for all periods through December 31, 2004. The Seller is not the beneficiary of any extension of time within which to file any Tax Return not yet filed, nor has the Seller made (or had made on its behalf) any requests for such extensions with respect to any such unfiled return. The Seller has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.
          (e) The Seller Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Except as set forth in the Seller Disclosure Schedule there is no Action now pending or to the Seller’s Knowledge threatened against the Seller in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Seller. The Seller has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller for tax years ending December 31, 2006, 2007, and 2008. For purposes of clarity, nothing disclosed on Seller Disclosure Schedule 4.8(e) shall limit or modify this Section 4.8(e).
          (f) The Seller Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which the Seller currently files Tax Returns. No claim has been made in writing to the Seller by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction or that the Seller must file Tax Returns.
          (g) The Seller has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). None of the assets or properties of the Seller constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. The Seller is not a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. The Seller has not ever been a United States real property holding corporation within the meaning of Section 897(c) (2) of the Code. The Seller is not a “foreign person” within the meaning of Section 1445 of the Code. The Seller has not made any payments, is obligated to make any payments, or is a party to any agreement that would obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.
          (h) Except as set forth in Section 4.8(h) of the Seller Disclosure Schedule, the Seller has not agreed to nor is required to make by reason of a change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. The Seller has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. The Seller has not received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. The Seller has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (i) Except to the extent that the Agreement may qualify as such, or as set forth on section 4.8(i) of the Seller Disclosure Schedule, the Seller (i) has not ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has not ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) does not have any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. The Seller is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.
          (j) The Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.
          (k) The Seller has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
          (l) The Seller Disclosure Schedule lists each person who Seller reasonably believes is, with respect to Seller or any Affiliate of the Seller, a “disqualified individual” (within the meaning of Section 280G of the Code and the Regulations thereunder).
          (m) [intentionally omitted]
          (n) The unpaid Taxes of Seller (i) did not, as of the Closing Date, exceed any reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet, respectively (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns. Since the Balance Sheet Date the Seller has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
          (o) At all times since incorporation, for federal income tax purposes, the Seller has validly been treated as an “S corporation” within the meaning of Section 1361(a) of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation.
     4.9 Compliance with Law.
          (a) Seller has conducted, and is conducting, the Business in material compliance with all applicable Laws.
          (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Seller to conduct the Business in compliance with, any applicable Law, which violation of, conflict with or failure on the part of Seller to conduct the Business in compliance with, any applicable Law would have a material adverse effect on the Business or the Purchased Assets. Seller has not received notice regarding any violation of, conflict with, or failure to conduct the Business in compliance with, any applicable Law.
     4.10 Business Authorizations.
          (a) Seller owns, holds or lawfully uses in the operation of the Business all Authorizations which are necessary for it to conduct the Business as currently conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the Business (the “Business Authorizations”) free and clear of all Liens (other than Permitted Liens). Such Business Authorizations are valid and in full force and effect. All Business Authorizations are listed in the Seller Disclosure Schedule.
          (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of Seller to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Business Authorization, which revocation, withdrawal, termination, cancellation, suspension or modification would have a material adverse effect on the Business or the Purchased Assets. Seller has not received any notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Business Authorization. Seller is not in default, nor has Seller received notice of any claim of default, with respect to any Business Authorization, which default would have material adverse effect on the Business or the Purchased Assets.
          (c) Except as set forth on Section 4.10(c) of the Seller Disclosure Schedule, no Person other than Seller owns or has any proprietary, financial or other interest (direct or indirect) in any of Seller’s Business Authorizations.
     4.11 Title to Personal Properties.
          (a) The Seller Disclosure Schedule sets forth a complete and accurate list of all personal properties and assets of Seller as of the date of this Agreement (“Personal Property”), in each case with a current fair market value in excess of $20,000, specifying whether such Personal Property is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.
          (b) With respect to Personal Property that Seller purports to own including all Personal Property reflected as owned on the Balance Sheet (other than inventory sold in the ordinary course of the Business since the date thereof), Seller has good and transferable title to all such Personal Property, free and clear of all Liens except for Permitted Liens.

          (c) All leases under which Personal Property is leased are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of any of the terms of any such lease.
     4.12 Condition of Tangible Assets. All Purchased Assets that are tangible property are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of the Business and conform to all Laws and Authorizations relating to their construction, use and operation. There are no facts or conditions affecting such Purchased Assets that could interfere in any material respect with the use or operation thereof as used or operated for the 12 months preceding the date of this Agreement.
     4.13 Real Property.
          (a) The Seller Disclosure Schedule contains a list of all real property and interests in real property leased by Seller Related to the Business (the “Real Property”). Seller does not and has not owned any real property.
          (b) With respect to Real Property, Seller has delivered to Buyer a true and complete copy of every lease and sublease pursuant to which Seller is a party or by which it is bound (each, a “Lease”). Seller has peaceful, undisturbed and exclusive possession of the Real Property.
          (c) The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict, or impair, the use of the Real Property for purposes of the Business.
          (d) To the Seller’s Knowledge, no Governmental Entity having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. To Seller’s Knowledge there are no pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof. Seller has not received any notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.
          (e) All present uses and operations of the Real Property by the Seller comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Real Property and its continued use, occupancy and operation as currently used, occupied and operated in the conduct of the Business do not constitute a nonconforming use and is not the subject of a special use permit under any Law.
          (f) The Real Property is in suitable condition for the conduct of the Business as currently conducted and as proposed to be conducted. Seller has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.
          (g) Except for common areas with respect to Real Property, no Person other than Seller is in possession of any of the Real Property or any portion thereof, and to the Seller’s Knowledge, except as set forth on the Seller’s Disclosure Schedule, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than Seller the right of use or occupancy of the Real Property or any portion thereof. To the Seller’s Knowledge no easement, utility transmission line or water main located on the Real Property adversely affects the use of the Real Property or any improvement on the Real Property.
          (h) To the Seller’s Knowledge all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or by the use and operation of the Real Property in the conduct of the Business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Business as currently conducted and to permit compliance with the requirements of all Laws in the operation thereof. To the Seller’s Knowledge no fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.
     4.14 Intellectual Property.
          (a) As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

          (b) The Seller Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by Seller and Related to the Business (whether exclusively, jointly with another Person or otherwise) (“Seller Owned Intellectual Property”); provided that the Seller Disclosure Schedule is not required to list items of Seller Owned Intellectual Property which are both (i) immaterial to the Business and (ii) not registered or the subject of an application for registration. Except as described in the Seller Disclosure Schedule, or to the extent subject to any In-Bound Licenses or Out-Bound Licenses (as defined below), Seller owns the entire right, title and interest to all Seller Owned Intellectual Property free and clear of all Liens.
          (c) The Seller holds certain licenses, sublicenses and other agreements, pursuant to which a third party authorizes Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Related to the Business owned by a third party, including the incorporation of any such Intellectual Property into products of Seller (“In-Bound Licenses”). The Seller Disclosure Schedule lists all material In-Bound Licenses (provided that Seller shall not be required to list any “shrink wrap” or similar widely available commercial end-user licenses) and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.
          (d) The Seller Disclosure Schedule lists all licenses, sublicenses and other agreements (“Out-Bound Licenses”) pursuant to which Seller authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Seller Owned Intellectual Property or pursuant to which Seller grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.
          (e) Except as described on the Seller Disclosure Schedule or the terms of any In-Bound License, Seller (i) exclusively owns the entire right, interest and title to each item of Seller Owned Intellectual Property free and clear of Liens (other than Permitted Liens), and there are no limitations upon the Intellectual Property, contractual or otherwise, with respect to future developments and updates and modifications thereto and creation of derivative works therefrom, or (ii) may otherwise rightfully use or otherwise enjoy all Intellectual Property currently used in the conduct of the Business pursuant to the terms of a valid and enforceable In-Bound License. The Seller Owned Intellectual Property, together with Seller’s rights under the In-Bound Licenses (collectively, the “Seller Intellectual Property”), constitute all the Intellectual Property used in or necessary for the operation of the Business as it is currently conducted.
          (f) All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by Seller and Related to the Business (“Seller Registered Items”) that are currently due have been paid and all documents and certificates related to such Seller Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Items. There are no actions that must be taken by Buyer for the purposes of maintaining, perfecting, preserving or renewing any Seller Registered Items within 120 days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates. All Seller Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Seller. All Patents Related to the Business that have been issued to Seller are valid.
          (g) Seller is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Seller Owned Intellectual Property. The Seller Disclosure Schedule lists the status of any proceedings or actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Seller Owned Intellectual Property, including the due date for any outstanding response by Seller in such proceedings. Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Seller Owned Intellectual Property. The Seller Disclosure Schedule lists all previously held Seller Registered Items that Seller has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.
          (h) None of the products or services currently or formerly manufactured, sold, distributed, provided, shipped or licensed by Seller, or which are currently under development and will constitute Purchased Assets, in each case Related to the Business, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Seller, by conducting the Business as currently conducted, has not infringed nor infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Seller has not received any communication alleging that Seller has violated or, by conducting the Business as currently conducted or proposed to be conducted, would violate, any Intellectual Property Rights of a third party nor, to Seller’s Knowledge, is there any basis therefor. No Action has been instituted, nor, to Seller’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by Seller Related to the Business and none of the Seller Intellectual Property is subject to any outstanding Order. To Seller’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of Seller Related to the Business or has otherwise misappropriated or is otherwise misappropriating any Seller Intellectual Property.
          (i) Except as set forth in the Seller Disclosure Schedule, with respect to the Proprietary Information of Seller Related to the Business, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by Seller Related to the Business that is not covered by an issued Patent. Any receipt or use by, or disclosure to, a third party of Proprietary Information Related to the Business owned by Seller has been pursuant to the terms of binding written confidentiality and non-use agreement between Seller and such third party (“Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Buyer. Seller is, and to Seller’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. Seller is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized Seller to use, Proprietary Information Related to the Business owned by such third party.
          (j) All current and former employees, consultants and contractors of the Business that are or have been involved in the development of the Seller Intellectual Property have executed and delivered, and are in compliance with, agreements regarding the protection of Proprietary Information and providing written assignments of all Intellectual Property Related to the Business conceived or developed by such employees, consultants or contractors in connection with their services for the Seller (“Work Product Agreements”). True and complete copies of the Work Product Agreements have been provided to Buyer. No current or former employee, consultant or contractor that is or was involved in the development of the Seller Intellectual Property has any right, claim or interest to any of the Seller Owned Intellectual Property.
          (k) To the Seller’s knowledge, no employee, consultant or contractor of Seller has been by performing services for the Business, in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or contractor’s as a result of such individual’s employment by or services for the Seller prior to the Closing.
          (l) All Intellectual Property Related to the Business that has been distributed, sold or licensed to a third party by Seller that is covered by warranty conformed and conforms to, and performed and performs in accordance with, such warranty for the time period during which such warranty applies.
          (m) Except as set forth on the Seller Disclosure Schedule, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate Seller’s rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.
          (n) Software. In each case, except as set forth in the Seller Disclosure Schedule:
               (i) The Software owned, or purported to be owned by Seller and Related to the Business (collectively, the “Seller Owned Software”) was either (i) developed by employees of Seller within the scope of their employment, (ii) developed by independent contractors who have assigned all of their right, title and interest therein to Seller pursuant to written agreements or (iii) otherwise acquired by Seller from a third party pursuant to a written agreement in which such third party assigned all of its right, title and interest therein. None of the Seller Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any person other than Seller, except for such materials obtained by Seller from other Persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms.
               (ii) Each existing and currently supported and marketed Seller Owned Software product performs, in all material respects, the functions described in any agreed specifications or end user documentation or other information provided to customers of the Business on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by Seller in the course of providing customer support without further Liability to Seller, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures. To Seller’s Knowledge, each existing and currently supported and marketed Seller Owned Software product of the Business in Seller’s possession and control is free of all viruses, worms, trojan horses and similar material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Seller Owned Software product.
               (iii) Seller has taken all actions customary in the software industry to document the Seller Owned Software and its operation, such that the materials comprising the Seller Owned Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.
               (iv) Seller has not exported or transmitted Seller Owned Software to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.
               (v) Seller Owned Software is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto. Seller has taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems used in connection with the Business are free from Disabling Codes and Contaminants. To the Seller’s knowledge Software licensed by Seller Related to the Business is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases or embedded control systems of the Business (“Systems”) or that might result in damage thereto. Seller has taken all reasonable steps to safeguard its Systems and restrict unauthorized access thereto.
               (vi) [intentionally omitted]

     4.15 Absence of Certain Changes or Events. Except as described in the Seller Disclosure Schedule, since the Balance Sheet Date:
          (a) there has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Business or of Seller;
          (b) Seller has neither amended nor changed, nor (except as contemplated by the Agreement and the name change to be affect in association therewith) proposed to amend or change, its Charter Documents in a manner that could be expected to delay the consummation of the transactions contemplated by this Agreement;
          (c) [intentionally omitted]
          (d) Seller has not (i) increased or modified the compensation or benefits payable or to become payable by Seller to any current or former directors, employees, consultants or contractors of the Business, (ii) increased or modified any Benefit Plan made to, for or with any current or former directors, employees, consultants or contractors of the Business, or (iii) entered into any employment, severance or termination agreement Related to the Business;
          (e) Seller has not sold, leased, transferred or assigned any property or assets Related to the Business, except for (i) the sale of Inventory, (ii) the grant of non-exclusive Out-Bound Licenses, and (iii) the sale of obsolete Equipment, in each case in the ordinary course of the Business consistent with past practice;
          (f) Seller has not incurred, assumed or guaranteed any Indebtedness Related to the Business;
          (g) Seller has not mortgaged, pledged or subjected to Liens any assets, properties or rights Related to the Business, except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Permitted Liens;
          (h) Seller has not entered into, amended, modified, canceled or waived any rights under, any Material Contract and no Material Contract has been terminated or cancelled;
          (i) Seller has not taken any action outside the ordinary course of the Business (except and to the extent contemplated by this Agreement and the Ancillary Agreements);
          (j) There has not been, in connection with the Business, any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business;
          (k) Seller has not committed any violation of, or conflict with, any applicable Law or any Business Authorization;

          (l) Seller has not agreed, or entered into any arrangement, to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article IV untrue or incorrect as of the date when made;
          (m) There has not been any material damage, destruction or loss with respect to the Purchased Assets, whether or not covered by insurance;
          (n) Seller has not made any change in the accounting practices Related to the Business;
          (o) Seller has not made any Tax election, changed its method of Tax accounting or settled any claim for Taxes, in each case Related to the Business; and
          (p) Seller has not agreed, whether in writing or otherwise, to do any of the foregoing (except and to the extent contemplated by this Agreement and the Ancillary Agreements).
     4.16 Contracts.
          (a) Except as set forth in Section 4.16 of the Seller Disclosure Schedule, Seller is not party to, nor bound by, in each case Related to the Business:
               (i) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that involves (A) annual payments by the Seller of $20,000 or more, or (B) aggregate payments remaining to be made by Seller of $20,000 or more;
               (ii) any Contract or series of related Contracts for the sale by Seller of (A) materials, supplies, goods, services, equipment or other assets, that involves a specified annual minimum dollar sales amount of $20,000 or more, or (B) pursuant to which Seller received payments of more than $20,000 in any year;
               (iii) any Contract that requires Seller to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;
               (iv) any Contract or series of related Contracts that (A) continues over a period of more than six months from the date hereof and (B) involves payments to or by Seller exceeding $20,000, other than arrangements disclosed pursuant to the preceding paragraphs (i) and (ii);
               (v) any partnership, joint venture or similar Contract;
               (vi) any distribution, dealer, representative or sales agency Contract;
               (vii) any Lease;

               (viii) any Contract for the lease of personal property which provides for payments to or by Seller in any one case of $20,000 or more annually or $20,000 or more over the remaining term of the Contract;
               (ix) any Contract which provides for the indemnification by Seller of any Person, the undertaking by Seller to be responsible for consequential damages, or the assumption by Seller of any Tax, environmental or other Liability;
               (x) any Contract with any Governmental Entity;
               (xi) any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness of Seller or for lending of money by Seller (other than to employees for travel expenses in the ordinary course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking by Seller of the Indebtedness of any other Person;
               (xii) any Contract for a charitable or political contribution in any one case in excess of $5,000 or in the aggregate greater than $10,000;
               (xiii) any Contract for any capital expenditure or leasehold improvement not yet made in any one case in excess of $20,000 or in the aggregate greater than $20,000;
               (xiv) any Contract which restrains the ability of Seller to engage or compete in any manner or in the Business (other than this Agreement);
               (xv) any Out-Bound License or In-Bound License;
               (xvi) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) which has not been consummated (other than this Agreement and the Ancillary Agreements);
               (xvii) any collective bargaining Contract or other Contract with any labor organization, union or association;
               (xviii) other than the Work Product Agreements, any Contract with an employee, consultant or contractor that is an employment, consulting, termination or severance Contract other than those that are terminable by Seller on less than 30 days’ notice; and
               (xix) any Contract that is otherwise material to Seller and not previously disclosed pursuant to this Section 4.16 or elsewhere in this Agreement or the Seller Disclosure Schedules.
          (b) Each Contract required to be listed in Section 4.16 of the Seller Disclosure Schedule, including, but not limited to, Contracts in connection with services to be rendered and/or deferred revenue (collectively, the “Material Contracts”) is in all material respects valid and enforceable in accordance with its terms. Seller is not and, to Seller’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and Seller has neither given nor received notice to or from any Person relating to any such alleged or potential default that has not been cured, except in either case where such default would not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract, except where such violation, breach, remedy, acceleration, cancellation, termination or modification could not and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business. Seller has neither given nor received notice to or from any Person relating to any alleged or potential default under any Material Contract that has not been cured. Seller has delivered accurate and complete copies of each Material Contract to Buyer.
          (c) Seller has delivered or made available accurate and complete copies of each Material Contract to Buyer.
          (d) All other Assumed Contracts other than Material Contracts (collectively, the “Minor Contracts”) are in all material respects valid and enforceable in accordance with their terms. Seller is not and, to Seller’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and Seller has neither given nor received notice to or from any Person relating to any such alleged or potential default that has not been cured, except in either case where such default would not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Minor Contract, except where such violation, breach, remedy, acceleration, cancellation, termination or modification could not and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business.
          (e) Set forth on Section 4.16(e) of the Seller Disclosure Schedule is a list of all Seller client contracts and backlog as of the Balance Sheet Date, including (i) the start and (if applicable) end date of the client contract, (ii) the maximum revenues associated with such contracts (to the extent provided by the terms of such contracts), (iii) the aggregate amount of revenues recognized for services performed and products delivered to client pursuant to such contract, and (iv) the remaining potential revenue in connection with services to be performed and products delivered to client pursuant to such contracts (to the extent provided by the terms of such contracts).
     4.17 Sufficiency of Purchased Assets.
          (a) The Purchased Assets include as of the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and will include as of the Closing Date (with respect to the representation and warranty made as of the Closing Date) all assets, properties and rights reflected on the Interim Financial Statements other than (i) Inventory sold, (ii) Accounts Receivable collected, (iii) prepaid expenses realized, (iv) items of obsolete Equipment disposed of and (v) the Excluded Assets, in the case of each of (i)-(iv) in the ordinary course of the Business consistent with past practice.
          (b) Except as set forth in the Seller Disclosure Schedule, the Purchased Assets will be sufficient for the conduct and operation of the Business by Buyer following the Closing in the same manner as conducted and operated by Seller on the Balance Sheet Date and as currently conducted.
     4.18 Litigation.
          (a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), in each case Related to the Business, (i) pending or, to Seller’s Knowledge, threatened against or, to Seller’s Knowledge affecting Seller, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. To the Seller’s Knowledge no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. To Seller’s Knowledge there is no Action against any current or former director or employee of the Business with respect to which Seller has or is reasonably likely to have an indemnification obligation.
          (b) There is no unsatisfied judgment, penalty or award, in each case Related to the Business, against or affecting Seller or any of its assets, properties or rights.
     4.19 Employee Benefits.
          (a) The Seller Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans maintained or contributed to by Seller for the benefit of any present or former directors, employees, contractors or consultants of the Business or with respect to which Seller otherwise has any present or future Liability (collectively, “Seller Benefit Plans”). A current, accurate and complete copy of each Seller Benefit Plan has been provided to Buyer. Seller has no intent or commitment to create any additional Seller Benefit Plan or amend any Seller Benefit Plan.
          (b) Each Seller Benefit Plan has been and is currently administered in compliance in all material respects with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Seller Benefit Plan. Each Seller Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and to the Seller’s Knowledge no condition exists that would adversely affect any such determination. No Seller Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.
          (c) Neither Seller nor any ERISA Affiliate or, to Seller’s Knowledge, any trustee or agent of any Seller Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject the Seller, any ERISA Affiliate or any trustee or agent of any Seller Benefit Plan to the Tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.
          (d) Neither Seller nor any ERISA Affiliate has been or is currently party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.
          (e) True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Seller Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been provided to Buyer.
          (f) With respect to each Seller Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Seller’s Knowledge, threatened against or otherwise involving any Seller Benefit Plan.
          (g) With respect to each Seller Benefit Plan to which Seller or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Seller Benefit Plan complies, and in each case has complied, in all materials respects with all applicable requirements of Section 4980B of the Code.
          (h) Full payment has been made of all amounts which Seller or any ERISA Affiliate was required to have paid as a contribution to any Seller Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement.
          (i) Each Seller Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in all materials respects, in compliance with, and neither Seller nor any ERISA Affiliate has received any claim or notice that any such Seller Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.
          (j) Neither Seller nor any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Seller Benefit Plans or any related trust agreement or insurance contract.

          (k) There are no outstanding Liabilities of any Seller Benefit Plan other than Liabilities for benefits to be paid to participants in any Seller Benefit Plan and their beneficiaries in accordance with the terms of such Seller Benefit Plan.
          (l) Subject to ERISA and the Code, each Seller Benefit Plan may be amended, modified, terminated or otherwise discontinued by Seller or a ERISA Affiliate at any time without liability.
          (m) No Seller Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.
          (n) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, employee, contractor or consultant of the Business to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) result (either alone or in conjunction with any other event) in the payment or series of payments by Seller or any of its Affiliates to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code.
          (o) With respect to each Seller Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing (or reserves therefor established by the Seller) and, as of the Closing, there will be no liability of either Seller or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events occurring prior to the Closing.
          (p) Each Seller Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by Seller or any ERISA Affiliate as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from Tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

          (q) The Seller Disclosure Schedule sets forth all Benefit Plans covering employees of the Business outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, with all applicable Laws and have been operated in accordance, and are in compliance, with their respective terms. There are no unfunded liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing have been made or will be made prior to the Closing.
     4.20 Labor and Employment Matters.
          (a) The Seller Disclosure Schedule sets forth (i) a list of all United States and foreign employees of Seller engaged in the Business (“Business Employees”) (including title and position), and contractors and consultants of the Business as of the date hereof, and (ii) the base compensation and benefits of each such Business Employee, contractor and consultant. Except as set forth on the Seller Disclosure Schedule, the employment of all Business Employees, contractors and consultants may be terminated at any time with or without cause and without any severance or other Liability to Seller.
          (b) Seller is not a party or subject to any labor union or collective bargaining agreement in connection with the Business. There have not been since August 31, 2009, and there are not pending or, to Seller’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Business Employees. There is no unfair labor practice, charge or complaint pending, unresolved or, to Seller’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the Business.
          (c) Seller has in all material respects complied with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities in connection with the Business, or any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other Person in connection with the Business. Seller has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other Person in connection with the Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.
          (d) Seller has paid or properly accrued in the ordinary course of the Business all wages and compensation due to Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
          (e) Seller is not a party to any Contract which restricts Seller from relocating, closing or terminating any of its operations or facilities or any portion thereof. Seller has not since August 31, 2009 effectuated a “plant closing” (as defined in the WARN Act) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of Seller, except in accordance with the WARN Act. The consummation of the transactions contemplated by this Agreement will not create liability for any act by Seller on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.
          (f) Seller has complied and is in compliance with the requirements of the Immigration Reform and Control Act of 1986. The Seller Disclosure Schedule sets forth a true and complete list of all Business Employees working in the United States who are not U.S. citizens and a description of the legal status under which each such Business Employee is permitted to work in the United States. All Business Employees who are performing services for Seller in the United States are legally able to work in the United States and will be able to continue to work in the Business in the United States following the consummation of the transactions contemplated by this Agreement.
     4.21 Environmental.
          (a) As used in this Agreement, the following words and terms have the following definitions:
               (i) The term “Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.
               (ii) The term “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or the assertion of any claim with respect to Pre-Closing Environmental Liabilities.
               (iii) The term “Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.
               (iv) The term “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational

Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.
               (v) The term “Environmental Permit” means any Authorization under Environmental Law and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.
               (vi) The term “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.
               (vii) The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.
          (b) Seller has obtained, and is in compliance with, all Environmental Permits required in connection with the Business and the Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Seller Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and all renewal applications for such Environmental Permits have been timely filed with the appropriate Governmental Entity. None of such Environmental Permits will be terminated or impaired or become terminable as a result of the consummation of the transactions contemplated by this Agreement. Seller has been, and is currently, in compliance with all Environmental Laws and Seller has not received any notice alleging that Seller is not in such compliance with Environmental Laws, in each case in connection with the Business.
          (c) There are no past, pending or, to Seller’s Knowledge, threatened Environmental Actions against or, to Seller’s Knowledge, materially or directly affecting Seller in connection with the Business, and Seller is not aware of any facts or circumstances which could be expected to form the basis for any such Environmental Action.

          (d) Seller has not entered into or agreed to any Order, and Seller is not subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law, in each case in connection with the Business.
          (e) No Lien has been attached to, or asserted against, any assets, Real Property or rights in connection with the Business pursuant to any Environmental Law, and, to Seller’s Knowledge, no such Lien has been threatened. To Seller’s Knowledge, there are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting the Real Property under Environmental Law.
          (f) There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by Seller in connection with the Business during the term of Seller’s ownership, operation of lease of such premises. No Hazardous Substances are present in, on, about or migrating to or from any Real Property that could reasonably be expected to give rise to an Environmental Action against any member of Seller.
          (g) Seller has not received a CERCLA 104(e) information request nor has Seller been named a potentially responsible party for any National Priorities List site under CERCLA or any other site under analogous state Law, in each case in connection with the Business. Seller has not received an analogous notice or request from any non-U.S. Governmental Entity.
          (h) There are no aboveground tanks or underground storage tanks on, under or about the Real Property. Any aboveground or underground tanks previously situated on the Real Property or any other real property currently or formerly owned, operated or leased by Seller in connection with the Business have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.
          (i) There are no polychlorinated biphenyls (“PCBs”) leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs in, at, on, under or within the Real Property.
          (j) Seller has not in connection with the Business transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.
          (k) None of the Real Property is an Environmental Clean-up Site.
          (l) Seller has provided to Buyer true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of Seller with respect to the Real Property or any other real property formerly owned, operated or leased by Seller in connection with the Business.

     4.22 Insurance.
          (a) The Seller Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Business and Seller with respect to the Business (the “Policies”) and (ii) with respect to the Business, a list of all pending claims and the claims history for Seller during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
          (b) The Seller Disclosure Schedule describes any self-insurance arrangement by or affecting Seller with respect to the Business, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.
          (c) All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms. Such Policies provide adequate insurance coverage for the Business, and are sufficient for compliance with all Laws and Contracts to which Seller is a party or by which it is bound in connection with the Business.
          (d) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Seller has not received a notice of cancellation of any Policy nor of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy. To the Seller’s Knowledge there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy with respect to the Business. Seller has no Knowledge of any threatened termination of any Policy.
          (e) Seller has appointed Buyer as its true and lawful attorney-in-fact, in the name of Seller, but on behalf of Buyer, to pursue and enforce any and all rights of Seller under the Policies with respect to any occurrence, claim or loss with respect to the Business or any Purchased Asset or Assumed Liability to the extent attributable to events that occurred prior to the Closing. Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable. Notwithstanding the foregoing or anything else in this Agreement to the contrary, no such insurance shall affect any right of Buyer to seek indemnification as provided in this Agreement, provided, however, in no event shall Buyer (or Parent) be entitled to recover more than the total amount of damages actually incurred and any amounts paid pursuant to such indemnification, to the extent later recovered from a Policy, will be payable to and property of Seller.
     4.23 Product Warranty.
          (a) There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, shipped or licensed (“Products”), or any services rendered, by Seller in connection with the Business, beyond that set forth in the standard conditions of sale or service, copies of which are included in the Seller Disclosure Schedule.
          (b) Each Product manufactured, sold, distributed, shipped or licensed, or service rendered, by Seller in connection with the Business has been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, shipped or licensed prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.
          (c) The Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the members of Seller in connection with the Business on or prior to the Balance Sheet Date. The accounting records of the Business will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, Seller in connection with the Business on or prior to the Closing.
     4.24 Suppliers and Customers.
          (a) Section 4.24 of the Seller Disclosure Schedule sets forth with respect to the Business:
               (i) each supplier, as of January 1, 2004, from whom purchases exceeded $5,000 in any year or that is otherwise material to the Business;
               (ii) each supplier who constitutes a sole source of supply to the Business; and
               (iii) with respect to any year ended and the eight month period ended August 31, 2009, each customer that has contributed in excess of 10% percent of the revenues of the Business for such year or period.
          (b) Except as set forth in Section 4.24 of the Seller Disclosure Schedule, the relationships of the Business with each supplier and customer required to be listed in Section 4.24 of the Seller Disclosure are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Business. Seller has not received notice that any such supplier or customer may cancel, terminate or otherwise materially and adversely modify its relationship with the Business or limit its services, supplies or materials to the Business, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

     4.25 Solvency.
          (a) Seller is not insolvent nor will Seller be rendered insolvent by any of the transactions contemplated by this Agreement and the Ancillary Agreements. “Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets.
          (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and judgments promptly in accordance with their terms.
     4.26 Brokers or Finders. Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements, except Covington Associates, whose fees and expenses will be paid by Seller.
     4.27 Completeness of Disclosure. No representation or warranty by Seller in this Agreement, and no statement made by Seller in the Seller Disclosure Schedule, the Ancillary Agreements or any certificate or other document furnished or to be furnished to Buyer pursuant hereto contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement or the Seller Disclosure Schedule, there are no facts or circumstances of which Seller is aware that have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business or Seller.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
     Buyer and Parent represent and warrant to Seller that each statement contained in this Article V is true and correct as of the date hereof, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Buyer to Seller (the “Buyer Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Buyer Disclosure Schedule. The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article V. Each exception to a representation and warranty set forth in the Buyer Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the Buyer Disclosure Schedule, and no other representation or warranty.
     5.1 Organization and Good Standing. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.
     5.2 Authority and Enforceability. Each of Buyer and Parent has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer and Parent are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Parent. This Agreement has been, and the Ancillary Agreements to which Buyer and Parent are a party will be, duly executed and delivered by Buyer and Parent and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligations of Buyer and Parent, enforceable against each in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.
     5.3 No Conflicts; Consents.
          (a) The execution and delivery of this Agreement by Buyer and Parent does not, and the execution and delivery of the Ancillary Agreements to which Buyer and Parent are a party and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the Charter Documents of Buyer and Parent, (ii) violate any Contract to which Buyer and Parent is a party, (iii) to the knowledge of Buyer and Parent, violate any Law of any Governmental Entity applicable to Buyer and Parent on the date hereof, or (iv) to the knowledge of Buyer and Parent, result in the creation of any Liens upon any of the assets owned or used by Buyer and Parent, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer and Parent to perform its obligations under this Agreement or the Ancillary Agreements.
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer and Parent in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to materially impair the ability of Buyer and Parent to perform their obligations under this Agreement and the Ancillary Agreements to which Buyer and Parent are a party.
     5.4 Litigation. There is no Action pending or, to the knowledge of Buyer or Parent, threatened against or, to the Knowledge of Buyer and/or Parent, materially and directly affecting Buyer and/or Parent which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on Buyer or Parent.
     5.5 Availability of Funds. Buyer and Parent have cash available or have existing borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement, including, without limitation, to pay the Purchase Price (including the Earn Outs) and all other amounts as may be payable hereunder. In addition, Buyer shall have available sufficient shares of Parent Common Stock (or securities or other consideration issued in exchange therefore pursuant to a Change of Control) to pay the stock portion of the First Earn Out. Such shares of Parent Common Stock, have been duly authorized and, when issued pursuant to the First Earn Out, will be fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.
     5.6 Brokers or Finders. Each of Buyer and Parent represent, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements, except Excel Partners, whose fees and expenses will be paid by Buyer and Parent.
ARTICLE VI
COVENANTS OF BUYER, PARENT AND SELLER
     6.1 Regulatory Approvals.
          (a) Buyer, Parent and Seller shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement.
          (b) Seller shall assist Buyer and Parent in identifying the Authorizations required by Buyer and Parent to operate and conduct the Business from and after the Closing Date and will either transfer current Business Authorizations of

Seller (to the extent transferable) to Buyer or assist Buyer in obtaining new Authorizations.
     6.2 Public Announcements. Neither Buyer, Parent nor Seller shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided, however, that Buyer, Parent or Seller may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.
     6.3 Names.
          (a) On the Closing Date, Seller shall deliver to Buyer all such executed documents as may be required to change the name of Seller on that date to another name or names bearing no similarity to any of the Names, including, where applicable, name change amendments and appropriate name change notices for each state where Seller is qualified to do business. Seller hereby appoints Buyer as its attorney-in-fact to file all such documents on or after the Closing Date. Seller will terminate the use of any and all d/b/a’s currently or formerly used by it Related to the Business. “Names” means “Tourtellotte Solutions, Inc.” or any name, logo or trademark that includes “Tourtellotte Solutions,” and any other logos or trademarks of the Business transferred to Buyer pursuant to this Agreement and the Ancillary Agreements.
          (b) [intentionally omitted]
     6.4 Employees.
          (a) Promptly following the execution of this Agreement, Seller shall provide access to Buyer to the facilities and the personnel records of Seller for the purpose of preparing for and conducting employment interviews with Business Employees. Buyer shall not be obligated to offer employment to any Business Employee.
          (b) Buyer may offer employment to any Business Employee on such terms and conditions as it deems appropriate in its sole discretion, such employment to be contingent upon and effective immediately following the Closing. For sake of clarity, it is the expectation of the parties that Buyer will offer employment to all Business Employees located in the United States on terms substantially similar to those of their current employment with the Seller. Seller shall use its reasonable best efforts to assist Buyer in employing as new employees of Buyer, all Business Employees to whom Buyer has offered employment pursuant to this Section 6.4(b). The Business Employees who accept Buyer’s offer of employment and commence employment with Buyer shall be referred to, collectively, as “Transferred Employees.” Seller shall terminate the employment of all Transferred Employees with Seller effective immediately prior to the Closing.
          (c) Any and all Liabilities relating to or arising out of the employment, or cessation of employment, of any Business Employee (whether or not a Transferred Employee) on or prior to the close of business on the Closing Date shall be the sole responsibility of Seller, including wages and other remuneration due through the close of business on the Closing Date. Any and all Liabilities relating to or arising out of the employment, or cessation of employment of any Transferred Employee after the Closing Date shall be the sole responsibility of Buyer.
          (d) From and after the Closing Date, Buyer shall offer to Transferred Employees Benefit Plans and arrangements consistent with Parent’s practices as to its employees. Buyer shall not assume any Liability under any of the Seller Benefit Plans or Foreign Plans.
          (e) All Transferred Employees who are participants in a Seller Benefit Plan that is an employee pension benefit plan shall retain their accrued benefits under such plans as of the Closing Date, and Seller shall retain Liability for the payment of benefits as and when such Transferred Employees become eligible therefor under such plans. All Transferred Employees shall become fully vested in their accrued benefits under Seller’s pension benefit plans as of the Closing Date.
          (f) Seller shall be liable for any severance, separation, deferred compensation or similar benefits that are payable (i) to any Person who is or was an employee of Seller and who is not a Transferred Employee, including any Person whose employment with the Business was terminated prior to the Closing (“Seller Employees”), and (ii) to any Transferred Employee, to the extent that such Transferred Employee’s right to deferred compensation or similar benefits arises as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.
          (g) Seller shall be liable for the administration and payment of all workers’ compensation Liabilities and benefits with respect to (i) Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to the Closing, and (ii) Seller Employees. Buyer shall be liable for the administration and payment of all workers’ compensation Liabilities and benefits with respect to Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring after the Closing Date.
          (h) Seller shall be liable for the administration and payment of all health and welfare Liabilities and benefits under the Seller Benefit Plans with respect to (i) Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to the Closing, and (ii) Seller Employees. Buyer shall be liable for the administration and payment of all health and welfare Liabilities and benefits under Buyer’s Benefit Plans with respect to Transferred

Employees participating therein to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring after the Closing Date.
          (i) Seller shall retain and perform all Liabilities and maintain all insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to Seller Employees and their covered dependents; provided that Buyer shall perform all of its obligations under COBRA with respect to Transferred Employees that become covered by any group health insurance plan of Buyer.
          (j) Buyer shall have no obligation with respect to any Business Employee or any other employee of Seller other than Transferred Employees, and in such event as qualified by this Section 6.4.
          (k) Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 6.4. Nothing in this Agreement shall limit the right of Buyer to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or her employment in any manner.
     6.5 Taxes.
          (a) Seller shall pay all federal, state and local sales, documentary and real estate and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by Law on Seller or Buyer.
          (b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If bills for such Taxes have not been issued as of the Closing Date, each party shall pay the amounts due promptly upon receipt of such bills.
          (c) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.
     6.6 [intentionally omitted].

     6.7 Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements, it being understood that such waiver shall not impose on Buyer any responsibility for any Taxes arising from the Pre-Closing Period for which Seller is liable in accordance with this Section 6.
     6.8 Discharge of Business Obligations After Closing.
          (a) From and after the Closing, Seller shall pay and discharge on a timely basis all of the Excluded Liabilities and Buyer shall pay and discharge all of the Assumed Liabilities.
          (b) From and after the Closing, if Seller or any of its respective Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset, Buyer shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.
          (c) Effective upon the Closing, Seller shall appoint Buyer as its true and lawful attorney-in-fact, in the name of Seller, but on behalf of Buyer to (i) receive and open all mail, packages and other communications addressed to Seller Related to the Business, and (ii) demand and receive all Accounts Receivable and endorse without recourse the name of Seller on any check or any other evidences of Indebtedness received by Buyer on account of the Business and the Purchased Assets transferred to Buyer hereunder. Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.
     6.9 Access to Books and Records. Each of Seller and Buyer shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.

     6.10 Confidentiality. On or after the Closing Date, Seller will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and the Purchased Assets, except to the extent that Seller can show that such information (a) is in the public domain through no fault of Seller or any of its Affiliates or their respective Representatives or (b) is lawfully acquired by Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
     6.11 Release of Liens. If and to the extent Buyer and Parent have agreed to proceed with the Closing with any Lien existing on any Personal Property that is a Purchased Asset, then Seller shall cause to be released all Liens in and upon any of the Purchased Assets within sixty (60) days of the Closing Date (all of such Liens are set forth in the Seller Disclosure Schedule).
     6.12 Consents. If and to the extent Buyer and Parent have agreed to the Closing without any such Consents as shall be needed for the assignment of any Assumed Contracts then Seller shall use its reasonable best efforts to obtain, within sixty (60) days of the Closing Date, all such Consents that are required under the Assumed Contracts in connection with the consummation of the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, Buyer thereunder; provided that no Assumed Contract shall be amended and no right thereunder shall be waived, without the consent of Buyer, not to be unreasonably withheld, to obtain any such Consent. All of such Consents as shall be required to be obtained are set forth in the Section 4.3(a) of the Seller Disclosure Schedule.
     6.13 Restrictive Covenants.
          (a) Seller covenants that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompetition Period”), Seller shall not, and it shall cause its Subsidiaries not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit Seller’s or any such Affiliate’s name to be used in connection with, any business anywhere in the world which is engaged, either directly or indirectly, in the business of developing, manufacturing, marketing or selling any products or equipment or providing any services which are competitive with products or equipment manufactured, marketed, sold or under development by, or services provided by, the Business (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6.13(b)) are therefore not appropriate.
          (b) Seller covenants that during the Noncompetition Period, Seller shall not, and it shall cause its Subsidiaries not to, directly or indirectly solicit the employment or engagement of services of any person who is offered employment by Buyer and Parent pursuant to Section 6.4 or is or was employed as an employee, consultant or contractor in the Business during the Noncompetition Period on a full- or part-time basis.
          (c) Seller covenants that during the Noncompetition Period, Seller shall not, and it shall cause its Subsidiaries not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Buyer and Parent, or potential clients or customers of Buyer and Parent, in either case for purposes of diverting their business or services from Buyer and Parent.
          (d) Seller acknowledges that the restrictions contained in this Section 6.13 are reasonable and necessary to protect the legitimate interests of Buyer and Parent and constitute a material inducement to Buyer and Parent to enter into this Agreement and consummate the transactions contemplated by this Agreement. Seller acknowledges that any violation of this Section 6.13 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.13, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which Seller or any Affiliate is in breach of its obligations under this Section 6.13.
          (e) In the event that any covenant contained in this Section 6.13 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.13 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
     6.14 Further Assurances. Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, Buyer and Seller shall each use its respective reasonable best efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements and (b) obtain in a timely manner all Consents and Authorizations and effect all necessary registrations and filings. From time to time after the Closing, at Buyer’s request, Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets.
     6.15 Parent Guaranty. For so long as Buyer shall continue to have any obligations to Seller pursuant to this Agreement or any of the Ancillary Agreements, Parent shall cause Buyer to fully perform all such obligations and shall be a guarantor of Buyer’s performance thereof, including, without limitation, Buyers obligations to pay the Purchase Price in full, and Buyer’s indemnification obligations hereunder.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.
          (b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.
     7.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:
          (a) The representations and warranties of Seller set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

          (b) Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.
          (c) Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller by the President of Seller to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied (the “Seller Closing Certificate”).
          (d) There shall have been no material adverse change in the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business.
          (e) No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) affect adversely the right of Buyer to own the Purchased Assets or (iii) restrain or prohibit Buyer’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the Business or Purchased Assets, or compel Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the Business or Purchased Assets or all or any material portion of the business and assets of Buyer and its Subsidiaries. No such Order shall be in effect.
          (f) No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement or the Ancillary Agreements which has any of the effects set forth in clauses (i) through (iii) in Section 7.2(e).
          (g) [intentionally omitted]
          (h) Seller shall have obtained the Consent of each Person whose Consent is required under the Material Contracts set forth in Schedule 7.2(h) and shall have provided evidence of each such Consent in form and substance satisfactory to Buyer.
          (i) Buyer shall have received all Authorizations (including any Environmental Permits) that are necessary for it to conduct the Business substantially as conducted by Seller on the Balance Sheet Date and the date of this Agreement.
          (j) Seller shall have delivered to Buyer all agreements and other documents required to be delivered by Seller to Buyer pursuant to Section 3.2 of this Agreement.
          (k) Buyer shall have received a certificate of the Secretary of Seller dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors and the stockholders of Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) to the incumbency and specimen signature of each officer of Seller executing this Agreement and/or the Ancillary Agreements, and a certification by another officer of Seller as to the incumbency and signature of the Secretary of Seller.
          (l) Buyer shall have received evidence in form and substance satisfactory to Buyer that all Liens other than Permitted Liens with respect to the Purchased Assets have been released.
          (m) Buyer shall have received the written opinion of Foley Hoag LLP, dated the Closing Date, in the form of Exhibit H hereto.
          (n) Buyer shall have completed and shall be fully satisfied in its sole discretion with the results of its review of, and its other due diligence investigations with respect to, the Business. Such review may include an analysis by Buyer or its representatives of (i) the results of any environmental assessment of the Real Property that Buyer shall deem appropriate and (ii) environmental and OSHA practices and procedures of Seller.
          (o) Buyer shall have received from Seller a Confidentiality, Assignment of Invention, Non-competition, Non-Solicitation Agreement duly executed by Edward Tourtellotte, whereby Edward Tourtellotte agrees to be bound by certain confidentiality, assignment of invention, non-competition and non-solicitation obligations for a period of five (5) years from the Closing Date.
          (p) [intentionally omitted]
          (q) Buyer shall have received from all Transferred Employees a Confidentiality, Assignment of Invention, Non-Competition and Non-Solicitation Agreement, whereby such Transferred Employees agree to be bound by certain confidentiality, assignment of invention, non-competition and non-solicitation obligations.
     7.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:
          (a) The representations and warranties of Buyer and Parent set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.
          (b) Buyer and Parent shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

          (c) Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer by the President of Buyer to the effect that the conditions set forth in Section 7.3(a) and 7.3(b) have been satisfied (the “Buyer Closing Certificate”).
          (d) No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following consummation. No such Order shall be in effect.
          (e) Buyer shall have delivered to Seller all agreements and other documents required to be delivered by Buyer to Seller pursuant to Section 3.3 of this Agreement.
          (f) Seller shall have received a certificate of the Secretary of Buyer dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) to the incumbency and specimen signature of each officer of Buyer executing this Agreement and the Ancillary Agreements to which it is a party, and a certification by another officer of Buyer as to the incumbency and signature of the Secretary of Buyer.
ARTICLE VIII
INDEMNIFICATION
     8.1 Survival.
          (a) Except as set forth in Section 8.1(b), all representations and warranties contained in this Agreement, the Ancillary Agreements, any Schedule, certificate or other document delivered pursuant to this Agreement or the Ancillary Agreements, shall survive the Closing for a period of one (1) year.
          (b) The representations and warranties of Seller contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), Section 4.21 (Environmental), 4.26 (Brokers or Finders), and the representations and warranties of Buyer and Parent contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability) and 5.6 (Brokers or Finders) shall survive the Closing for a period of five (5) years following the Closing Date. The representations and warranties of Seller contained in Sections 4.8 (Taxes) and 4.19 (Employee Benefits) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

          (c) The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing for a period of one (1) year. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing until the earlier of such time as such covenants and agreements shall have been performed in full or the fifth (5th) anniversary of the Closing Date.
          (d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Section 8.2 or 8.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.
     8.2 Indemnification by Seller.
          (a) Seller shall indemnify and defend Buyer, Parent and their Affiliates and respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 8.2), and such amounts due to third parties and Governmental Entities from Buyer even if such third party or Governmental Entity has made no formal claim (collectively, “Losses”), in each case resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:
               (i) the failure of any representation and warranty or other statement by Seller contained in this Agreement, the Ancillary Agreements, the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;
               (ii) any breach of any covenant or agreement of Seller contained in this Agreement, the Ancillary Agreements, the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;
               (iii) any Excluded Liability including any Pre-Closing Environmental Liability, regardless of whether or not the Seller Disclosure Schedule discloses any such Excluded Liability;

               (iv) any fees, expenses or other payments incurred or owed by Seller to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;
               (v) fraudulent transfer Laws or the failure to comply with any bulk sales Laws and similar Laws;
provided that for purposes of this Section 8.2, the representations and warranties herein, the Ancillary Agreements and in the Seller Closing Certificate shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).
          (b) Seller shall not be liable for any Loss or Losses pursuant to Section 8.2(a)(i) (“Buyer Warranty Losses”) (i) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds $50,000, in which event Seller shall be liable for all Buyer Warranty Losses from the first dollar, and (ii) to the extent that Buyer Warranty Losses exceed in the aggregate the Initial Cash Consideration; provided, however, nothing contained in this Section 8.2(b) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.
          (c) Buyer Indemnitees shall, prior to seeking any payment directly from Seller, seek to recover any Losses actually incurred by Buyer Indemnitees, and for which any Buyer Indemnitee is entitled to be indemnified under this Section 8.2 (which entitlement has been finally determined or is not disputed by Seller), by means of setoff of any such Losses against the Escrow Fund pursuant to Section 3.3(a)(ii) and any payments of the Earnout pursuant to Section 2.5 above.
     8.3 Indemnification by Buyer and Parent.
          (a) Buyer and Parent shall indemnify and defend Seller and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:
               (i) the failure of any representation and warranty or other statement by Buyer contained in this Agreement, the Ancillary Agreements, the Buyer Disclosure Schedule or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;
               (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, the Ancillary Agreements, the Buyer Disclosure Schedule

or any certificate or other document furnished or to be furnished to Seller in connection with the transactions contemplated hereby and thereby; and
               (iii) any failure to perform when due the Assumed Liabilities.
provided that for purposes of this Section 8.3, the representations and warranties herein and in the Buyer Closing Certificate shall be deemed to have been made without any qualifications as to Knowledge or materiality and, accordingly, all references herein and therein to “material,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).
          (b) Neither Buyer nor Parent shall be liable for any Loss or Losses pursuant to Section 8.3(a)(i) (“Seller Warranty Losses”) (i) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds $75,000, in which event Seller shall be liable for all Buyer Warranty Losses from the first dollar, and (ii) to the extent that Seller Warranty Losses exceed the amount of the Initial Cash Consideration in the aggregate, provided, however, nothing contained in this Section 8.3(b) shall be deemed to limit or restrict in any manner any rights or remedies which Seller has, or might have, at Law, in equity or otherwise, based (i) on fraud or a willful misrepresentation or willful breach of warranty hereunder, or (ii) Buyer’s breach of its obligations to make payment of the Purchase Price, including the Earn Out.
     8.4 Indemnification Procedures for Third Party Claims.
          (a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article VIII (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.
          (b) Subject to the further provisions of this Section 8.4, the Indemnitor will have ten (10) days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this

Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.
          (c) The Indemnitor will not be entitled to assume the Third Party Defense if:
               (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);
               (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;
               (iii) the Third Party Claim relates to or arises in connection with any Environmental Action;
               (iv) the Third Party Claim relates to or arises in connection with any action related to the Intellectual Property.
               (v) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;
               (vi) the Third Party Claim involves a material customer or supplier of the Business;
               (vii) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects;
               (viii) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim; or
               (ix) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement or the Third Party Claim would give rise to Losses which are more than the amount indemnifiable by the Indemnitor pursuant to this Article VIII.
          (d) If, by reason of the Third Party Claim, a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee,

the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.
          (e) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim (subject to the last sentence of Section 8.4(b)). The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee to which the Indemnitor is obligated to furnish indemnification pursuant to this Agreement; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided that, in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.
          (f) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 8.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 8.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 9.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article VII with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.
          (g) Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.
     8.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.
     8.6 Escrow Fund. At the Closing, the Escrow Fund shall be delivered to the Escrow Agent to be held and administered by the Escrow Agent in accordance with the terms of the Escrow Agreement. In addition to any other remedies Buyer and Parent may have for Losses described in Section 8.2 hereof, Buyer and Parent may make a claim against the Escrow Fund for the amount of such Losses by sending a Notice of Claim described in Section 8.4 or Section 8.5 to the Escrow Agent. Buyer’s and Parent’s recourse to the Escrow Fund shall be without prejudice to any and all other remedies Buyer and Parent may have pursuant to this Article VIII. Buyer’s and Parent’s remedies for Losses shall not be limited to the assets comprising the Escrow Fund, but may also be setoff against any payments of the Earnout pursuant to Section 2.5 and Section 8.2(c) above at the option of Buyer and Parent.
     8.7 Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.
     8.8 Sole and Exclusive Remedy. Except in case of fraud or intentional misrepresentation by any party, the rights and remedies of the parties to assert indemnification claims and receive indemnification payments pursuant to this Article VIII shall be the parties’ sole and exclusive right and remedy for monetary damages under this Agreement or any conveyance document delivered by any party pursuant to this Agreement. Notwithstanding the foregoing, each party shall be entitled to seek non-monetary equitable relief, including specific performance, with respect to any breach by any party of any covenants set forth in this Agreement. In no event shall any Indemnitor be liable to any Indemnitee for any consequential, special or punitive damages; provided, however, that this limitation shall not apply (i) in the event of fraud or intentional misrepresentation, (ii) to the extent that an indemnification claim arises out of a Third Party Claim by a third party that is not an Affiliate of Indemnitee.
     8.9 No Double Recovery. Notwithstanding anything to the contrary herein or in any Ancillary Agreement, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliates has been indemnified or reimbursed for such amount under any other provision of this Agreement (including pursuant to any Policy), any Ancillary Agreement, or any document executed in connection with this Agreement or otherwise. In the event that any Losses for which Seller shall have provided indemnification to Buyer hereunder are recoverable from one or more Policies, less any expenses related to such recovery (including, without limitation, reasonable attorneys’ fees), Seller shall be entitled to such recovery.
ARTICLE IX
MISCELLANEOUS
     9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or other electronic transmission, including electronic mail, pdf or similar means, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
     If to Buyer and Parent, to:

BioClinica, Inc.
826 Newtown-Yardley Road
Newtown, PA 18940
Attn: Ted Kaminer
Facsimile: 267-757-3385
     With a required copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
Attn: Emilio Ragosa, Esq.
Facsimile: 609-919-6701
     If to Seller, to:

Tourtellotte Solutions
6 Bryant Lane
Dover, MA 02030
Attn: Ed Tourtellotte
     With a required copy to:

Foley Hoag LLP
Seaport West
155 Seaport Blvd.
Boston, MA 02210
Attn: William R. Kolb, Esq.
Facsimile: 617-832-7000
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
     9.2 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
          (b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          (c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
     9.3 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.
     9.4 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer or Parent may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates or upon a Change of Control, but no such transfer or assignment will relieve Buyer or Parent of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns. Any successor-in-interest to the Buyer or the Parent, shall specifically agree to be bound by the obligations of Buyer and Parent pursuant to this Agreement, including the Earnout obligations, if any, of Buyer set forth in (i) and (ii) of Section 2.5(b) above.
     9.5 Governing Law. This Agreement and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the Commonwealth of Pennsylvania, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Pennsylvania.
     9.6 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the courts of Common Pleas of the Commonwealth of Pennsylvania and (b) the United States District Court for the Eastern District of Pennsylvania, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the Court of Common Pleas of Commonwealth of Pennsylvania, or if such Action may not be brought in such court for jurisdictional reasons, in the United States District Court for the Eastern District of Pennsylvania. Each party further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth above shall be effective service of process for any Action in the Commonwealth or U.S. District Courts for the Commonwealth of Pennsylvania with respect to any matters to which it has submitted to jurisdiction in this Section 9.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Common Pleas of Commonwealth of Pennsylvania, or (ii) the United States District Court for the Eastern District of Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.
     9.7 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.
     9.8 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article VIII hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.
     9.9 Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.
     9.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     9.11 Severability. Subject to Section 6.13(d), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.12 Specific Performance. Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
     9.13 Interpretation.
          (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
          (d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
          (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
          (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
          (g) The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.

          (h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BioClinica, Inc.
By:	/s/ Ted I. Kaminer
	Name:	Ted I. Kaminer
	Title:	Executive V.P. and CFO

BioClinica Acquisition, Inc.
By:	/s/ Mark L. Weinstein
	Name:	Mark L. Weinstein
	Title:	President and CEO

Tourtellotte Solutions, Inc.
By:	/s/ Edward Tourtellotte
	Name:	Edward Tourtellotte
	Title:	President